EXHIBIT 99.3

EXECUTION COPY

$850,000,0001

CREDIT AGREEMENT

dated as of

October 21, 2005

among

Qwest Services Corporation

Qwest Communications International Inc.

The Lenders party hereto from time to time,

and

Wachovia Bank, National Association,

as Administrative Agent and Issuing Lender

Wachovia Capital Markets, LLC

and

J.P. Morgan Securities Inc.

Joint Lead Arrangers

and Joint Bookrunners

JPMorgan Chase Bank, National Association.

Syndication Agent

Bank of America, N.A.

Deutsche Bank Trust Company Americas

Merrill Lynch Capital Corporation

Co-Documentation Agents

[1]	Subject to increase as provided in Section 2.15.

-i-

-ii-

-iii-

Revolver Commitment Schedule

Schedule 4.05	—	Litigation
Schedule 4.07	—	Environmental Matters
Schedule 5.07	—	Existing Liens
Schedule 5.12	—	Existing Debt
Schedule 5.13	—	Existing Investments

Exhibit A	—	Form of Note
Exhibit B	—	Form of Security and Pledge Agreement
Exhibit C	—	Form of Term Loan Addendum
Exhibit D	—	Form of Opinions of Counsel for the Loan Parties
Exhibit E	—	Form of Assignment and Assumption Agreement
Exhibit F	—	Form of Notice of Borrowing

-iv-

CREDIT AGREEMENT

AGREEMENT dated as of October 21, 2005 among QWEST SERVICES CORPORATION, QWEST COMMUNICATIONS INTERNATIONAL INC., the LENDERS party hereto from time to time and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and Issuing Lender.

ARTICLE 1

DEFINITIONS

Section 1.01. The Definitions.

The following terms, as used herein, have the following meanings:

“Act” has the meaning set forth in Section 10.14.

“Adjusted London Interbank Offered Rate” has the meaning set forth in Section 2.06(b).

“Administrative Agent” means Wachovia Bank, National Association, in its capacities as administrative agent and collateral agent for the Lenders under the Loan Documents, and its successors in such capacity.

“Administrative Agent-Related Person” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Lender.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Revolver Commitment” means the Revolver Commitments of all the Revolver Lenders.

“Agreement” means this Credit Agreement dated as of October 21, 2005, as the same may from time to time be amended, amended and restated, modified or supplemented including pursuant to any Term Loan Addendum.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Domestic Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Applicable Margin” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s	Commitment Fee	Euro-Dollar Revolver Loans and Letters of Credit	Domestic Revolver Loans
1	BBB- or Baa3 or better	0.250%	0.875%	0.000%
2	BB+ or Ba1	0.250%	1.250%	0.250%
3	BB or Ba2	0.300%	1.625%	0.625%
4	BB- or Ba3	0.375%	2.000%	1.000%
5	B+ or B1	0.375%	2.250%	1.250%
6	B/B2 or worse	0.500%	2.500%	1.500%

provided that if there is a split in the Debt Ratings of one level or more, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 6 being the lowest), and if Debt Ratings are not issued by both S&P and Moody’s, Pricing Level 6 shall apply. Each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Asset Sale” means, with respect to any Person, any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property of such Person, except (i) sales of inventory, customer premises equipment and other equipment, conduit, fiber and capacity (including indefeasible rights of use), Permitted Investments and sales or licenses of technology, in each case in the ordinary course of business, (ii) write-offs of accounts receivable or settlements of accounts receivable for less than the total unpaid balance thereof, in each case in the ordinary course of business and consistent with such Person’s historical collection practices, (iii) sales or dispositions of shares of Equity Interests in any of its Subsidiaries in order to qualify members of the governing body of the Subsidiary, if required by applicable laws and in such amounts as required by applicable laws, (iv) any transfer of assets pursuant to any merger or consolidation permitted by Section 5.08(a), (v) any sale, transfer or other disposition of assets from any Subsidiary of the Company (other than QSC or a Corp. Company) to any other Subsidiary of the Company other than to a Corp. Company, (vi) transactions contemplated by the definition of “Permitted Receivables Financing.”and (vii) any disposition of assets or portion thereof the consideration for which is substantially similar assets used in the same line of business as the assets being sold, transferred or otherwise disposed pursuant thereto and of substantially equivalent fair market value.

“Assignee” has the meaning set forth in Section 10.06(c).

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.16(b).

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of  1/2 of 1% plus the Federal Funds Rate for such day.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means QSC, and its successors as “Borrower” hereunder (including as contemplated by Section 10.15).

“Borrowing” has the meaning set forth in Section 1.03.

“Capital Funding” means Qwest Capital Funding, Inc., a Colorado corporation, and its successors.

“Cash Collateralize” has the meaning set forth in Section 2.16(g).

“Change of Control” has the meaning set forth in Section 2.14.

“Closing Date” means the date on which the Administrative Agent shall have received the documents or evidence specified in or pursuant to Section 3.01.

“Collateral” means any and all “Collateral”, as defined in any Collateral Document.

“Collateral Agent” has the meaning set forth in the Security and Pledge Agreement.

“Collateral and Guaranty Requirement” means the requirement that:

(a) the Collateral Agent shall have received from the Borrower a counterpart of the Security and Pledge Agreement duly executed and delivered on behalf of the Borrower;

(b) all outstanding Equity Interests constituting Collateral shall have been pledged pursuant to the Security and Pledge Agreement and the Collateral Agent shall have received all certificates or other instruments representing all outstanding Equity Interests of Corp., together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Instruments constituting Collateral shall have been pledged pursuant to the Security and Pledge Agreement and the Collateral Agent shall have received all such Instruments (subject to any limitations set forth in the Security and Pledge Agreement), together with instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security and Pledge Agreement and perfect or record such Liens to the extent, and with the priority, required by the Security and Pledge Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and

(e) the Borrower shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of the Security and Pledge Agreement and (ii) subject to any limitations set forth in the Security and Pledge Agreement, the performance of its obligations thereunder and the granting of the Liens purported to be granted by it thereunder.

“Collateral Documents” means the Security and Pledge Agreement and each other security agreement, pledge agreement, instrument or document executed and delivered pursuant to Section 5.14 to secure any of the Lender Secured Obligations (as defined in the Security and Pledge Agreement).

“Company” means QCII.

“Company Consolidated Leverage Ratio” means the ratio of Debt of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each fiscal quarter of the Company, to Consolidated Company EBITDA, determined for the four consecutive fiscal quarters ending on such date.

“Consolidated Company EBITDA” means, for any period, the net income of the Company and its Consolidated Subsidiaries determined on a consolidated basis for such period (adjusted to exclude (or, in the case of clause (z), include) the effect of (r) cash charges in respect of severance costs and any premiums paid in connection with the repurchase or retirement of Existing Debt, (s) any loss reflected in net income all or any portion of which is paid or reimbursed by an insurer, indemnitor or other third party source to the extent such payment or reimbursement is not reflected in net income, (t) any payment, charge or reserve for payment made or taken in connection with the restructuring or termination of an Outstanding UPO, to the extent such payment, charge or reserve exceeds the amount that would otherwise have been payable during the fiscal quarter in which such payment, charge or reserve was made or taken with respect to such Outstanding UPO, (u) any non-cash losses as a result of impairment of goodwill as required by Statement of Financial Accounting Standards No. 142, (v) equity gains or losses in unconsolidated Persons, (w) any preferred dividend income and any extraordinary or other non-recurring non-cash gain or loss, provided that any cash payments received or made as a result of such gain or loss (regardless of when the gain or loss was incurred) shall be included in the calculation of EBITDA for the period in which they are received or made (unless previously included for purposes of this calculation), (x) any gain or loss on the disposition of investments, (y) income (or loss) for such period of any Person, or attributable to any assets, disposed of during such period determined on a pro forma basis as though such Person or assets had been disposed of on the first day of such period) and (z) income (or loss) for such period of any Person that became a Subsidiary of the Company during such period or attributable to any assets acquired during such period, in each case, determined on a pro forma basis as though such Person or such assets were acquired on the first day of such period, plus, to the extent deducted in determining such adjusted net income, the aggregate amount of (i) interest expense, (ii) income tax expense, (iii) depreciation, amortization, reserves and other non-cash charges, and (iv) transaction costs incurred in connection with this Agreement, and minus, to the extent included in determining such adjusted net income, the aggregate amount of (1) interest income and (2) income tax benefit; provided that EBITDA for any period shall also exclude (without duplication) up to $750.0 million in reserves accrued prior to the Closing Date (and related charges and costs) in respect of investigations, securities actions and legal settlement costs.

“Consolidated Corp. EBITDA” means, for any period, the net income of Corp. and its Consolidated Subsidiaries determined on a consolidated basis for such period (adjusted to exclude (or, in the case of clause (z), include) the effect of (r) cash charges in respect of severance costs and any premiums paid in connection with the repurchase or retirement of Existing Debt of Corp. and its Consolidated Subsidiaries, (s) any loss reflected in net income all or any portion of which is paid or reimbursed by an insurer, indemnitor or other third party source to the extent such payment or reimbursement is not reflected in net income, (t) any payment, charge or reserve for payment made or taken in connection with the restructuring or termination of an Outstanding UPO, to the extent such payment, charge or reserve exceeds the amount that would otherwise have been payable during the fiscal quarter in which such payment, charge or reserve was made or taken with respect to such Outstanding UPO, (u) any non-cash losses as a result of impairment of goodwill as required by Statement of Financial Accounting Standards No. 142, (v) equity gains or losses in unconsolidated Persons, (w) any preferred dividend income and any extraordinary or other non-recurring non-cash gain or loss, provided that any cash payments received or made as a result of such gain or loss (regardless of when the gain or loss was incurred) shall be included in the calculation of EBITDA for the period in which they are received or made (unless previously included for purposes of this calculation), (x) any gain or loss on the disposition of investments, (y) income (or loss) for such period of any Person, or attributable to any assets, disposed of during such period determined on a pro forma basis as though such Person or assets had been disposed of on the first day of such period and (z) income (or loss) for such period of any Person that became a Subsidiary of Corp. during such period or attributable to any assets acquired during such period, in each case, determined on a pro forma basis as though such Person or such assets were acquired on the first day of such period, plus, to the extent deducted in determining such adjusted net income, the aggregate amount of (i) interest expense, (ii) income tax expense, (iii) depreciation, amortization, reserves and other non-cash charges, and (iv) transaction costs incurred in connection with this Agreement, and minus, to the extent included in determining such adjusted net income, the aggregate amount of (1) interest income and (2) income tax benefit; provided that EBITDA for any period shall also exclude (without duplication) up to $750.0 million in reserves accrued prior to the Closing Date (and related charges and costs) in respect of investigations, securities actions and legal settlement costs.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company, QSC or Corp., as applicable, in its consolidated financial statements if such statements were prepared as of such date.

“Corp.” means Qwest Corporation, a Colorado corporation, and its successors.

“Corp. Company” means Corp. or any of its Subsidiaries.

“Corp. Equity Collateral” has the meaning set forth in the Security and Pledge Agreement.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vi) all Debt of others Guaranteed by such Person. Notwithstanding the foregoing, for purposes of Section 5.06 Debt shall in no event include the following:

(x) Debt of Persons which are not Consolidated Subsidiaries (“Joint Ventures”) (i) which is secured by a Lien on the assets or capital stock of a Minor Subsidiary or the equity interests in such Joint Ventures or is Guaranteed by a Minor Subsidiary, which Lien or Guaranty is incurred in connection with the operations of the Company and its Subsidiaries, and (ii) for the payment of which no other recourse may be had to the Company or any of its Subsidiaries;

(y) Debt of the Company or QSC issued in connection with the issuance of Trust Originated Preferred Securities or substantially similar securities, so long as such Debt is subordinated and junior in right of payment to substantially all liabilities of the Company or QSC, as the case may be, including, without limitation, the Obligations or the Guaranteed Obligations; and

(z) any mandatorily convertible equity-linked securities issued by the Company, so long as any such securities satisfy each of the following conditions: (i) the terms thereof require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to the Outside Date in effect as of the date such securities are issued, and (ii) such securities are subordinated and junior in right of payment to all obligations of the Company, as the case may be, for or in respect of borrowed money (unless the instrument governing such obligations expressly provides that such obligations are not senior or superior to such securities or are subordinated or junior in right of payment to them), including, without limitation, to all Obligations or Guaranteed Obligations.

“Debt Rating” means, as of any date of determination, the rating as determined by each of S&P and Moody’s of the Debt under this Agreement (or, if ratings of such Debt are not issued by both S&P and Moody’s, the senior implied rating (in the case of Moody’s) and the corporate rating (in the case of S&P) of the Company).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, New York or Charlotte, North Carolina are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

“Domestic Loan” means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8 or (ii) an overdue amount which was a Domestic Loan immediately before it became overdue.

“Eligible Assignee” means a Lender, a Lender Affiliate and any other Person approved pursuant to Section 10.06(c).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Environmental Permits” has the meaning set forth in Section 4.07(b)

“Equity Interests” means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests; provided that Debt which is convertible to or exchangeable or otherwise redeemable for, Equity Interests, shall not be deemed to be Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Company, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administra-

tive Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Company and the Administrative Agent.

“Euro-Dollar Loan” means (i) a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan before it became overdue.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.06 on the basis of an Adjusted London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.06(b).

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Credit Agreement” means the Credit Agreement dated as of February 5, 2004, among the Borrower, the Company, the banks party thereto and Bank of America, N.A., as Administrative Agent.

“Existing Debt” means Debt of the Company or any Subsidiary existing on the Closing Date, as in effect on the Closing Date and listed in Schedule 5.12.

“Existing Notes” means, collectively, the debt securities of QCII and QSC as outstanding on the Closing Date and listed in Schedule 5.12.

“Facility Liens” has the meaning set forth in Section 5.07(i).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Wachovia Bank, National Association, on such day on such transactions as determined by the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary of QSC (other than a Corp. Company) that is not incorporated or organized in the United States or any State thereof.

“Granting Lender” has the meaning set forth in Section 10.06(f).

“Group of Loans” means at any time a group of Loans consisting of (i) all Loans which are Domestic Loans at such time or (ii) all Loans which are Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Domestic Loan pursuant to Section 8.02 or 8.05, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guaranteed Obligations” means, with respect to the Guarantor, all Obligations.

“Guarantor” means the Company (and its successors, including as contemplated by Section 10.15), in its capacity as guarantor under Article 9.

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Honor Date” has the meaning set forth in Section 2.16(c).

“Increase Effective Date” has the meaning set forth in Section 2.15(b).

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Instrument” has the meaning set forth in the Security and Pledge Agreement.

“Interest Period” means, with respect to each Euro-Dollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or the date specified in the applicable Notice of Interest Rate Election and ending one, two, three, six or (if requested by the Borrower and consented to by all the applicable Lenders) twelve months thereafter, as the Borrower may elect in the applicable notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c) any Interest Period beginning prior to the Revolver Maturity Date (in the case of any Revolver Loan) or the Term Maturity Date (in the case of any Term Loan) which would otherwise end after such date shall end on such date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“investment” has the meaning set forth in Section 5.13.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means Wachovia Bank, National Association in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other material document, agreement and instrument entered into by the Issuing Lender and the Borrower (or any Subsidiary) or in favor of the Issuing Lender and relating to any such Letter of Credit.

“Joint Venture” has the meaning set forth in Section 5.07(f).

“L/C Advance” means, with respect to each Revolver Lender, such Revolver Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Domestic Revolver Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Legal Matter Costs” means any liability with respect to (i) any judgments, fines, levies, settlement or other payments made or agreed to be made in connection with any agreements with, or judgments sought or obtained by, any governmental agency or regulator, including but not limited to the United States Department of Justice, the Securities and Exchange Commission and any other federal or state enforcement agencies or regulators, with respect to the Pending Matters, or (ii) any payments made or agreed to be made in satisfaction of any civil judgments or awards obtained by a private plaintiff or class thereof, including any award of attorneys’ fees and/or costs, with respect to the Pending Matters, or any settlement payments made to a private plaintiff or class thereof that settle, compromise and/or terminate any legal proceeding based upon any Pending Matters.

“Lender” means a Revolver Lender or a Term Lender.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial Letter of Credit or a standby Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.

“Letter of Credit Fee” has the meaning specified in Section 2.16(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (x) $150,000,000 and (y) the then applicable Aggregate Revolver Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolver Commitments.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Limited Recourse Debt” has the meaning specified in Section 5.07(f).

“Loan” means a Revolver Loan or a Term Loan; provided that if any such loan or loans are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Documents” means this Agreement, the Notes and the Collateral Documents.

“Loan Party” means the Company and QSC.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06.

“Mandatorily Redeemable Equity” of any Person means Equity Interests of such Person which are subject to redemption, repurchase or retirement prior to the date that falls 90 days after the Revolver Maturity Date other than at the sole option of such Person.

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Change” means a material adverse change in the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

“Material Debt” means Debt (other than the Loans) of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $100,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000.

“Minor Subsidiary” means, for purposes of the last sentence of the definition of Debt and of Section 5.07(f) (the “Relevant Provisions”), any Subsidiary (other than QSC) which, at the time of the issuance of a Guaranty or grant of a Lien referred to in the Relevant Provisions, had assets which, when taken together with all assets of Subsidiaries at any earlier time when such Subsidiaries were deemed to be Minor Subsidiaries pursuant to this definition, did not exceed $250,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Net Proceeds” means, with respect to any event, the cash proceeds received in respect of such event including, without limitation, any cash received in respect of any non-cash proceeds, but only as and when received, in each case net of the sum of (1) all reasonable fees and out-of-pocket costs and expenses paid (or reasonably estimated to be payable) by the Company and its Subsidiaries to third parties (other than Affiliates) in connection with such event, (2) in the case of a sale, transfer or other disposition of an asset (including, without limitation, pursuant to a sale and leaseback transaction), the amount of all payments required to be made by the Company and its Subsidiaries as a result of such event to repay Debt secured by such asset or otherwise subject to mandatory prepayment as a result of such event (but excluding (x) the Loans and (y) any Debt secured by such asset if such Debt or the Lien securing such Debt is subordinated (or is required to be subordinated) to the Loans, and (3) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and its Subsidiaries, the amount of any reserves established by the Company and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable and the amount of capital and operating expenditures that would not otherwise have been incurred and are required in writing or by application of policy by a public utility commission to be incurred as a condition to its consent, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer, treasurer or assistant treasurer (or any such officer’s designee, designated in writing by such officer) of the Company); provided that “Net Proceeds” shall not include (a) any cash payment received by the Company and its Subsidiaries and constituting a deposit or advance with respect to an Asset Sale that has not been consummated on or prior to the date of receipt thereof (it being understood that upon consummation of such Asset Sale such cash payment shall constitute “Net Proceeds” with respect thereto) and (b) any cash proceeds received by any Foreign Subsidiary from any Asset Sale to the extent relating to assets held by Foreign Subsidiaries.

“New Holding Company” means any direct or indirect wholly-owned Subsidiary of the Company (other than QSC, any Subsidiary of QSC, Capital Funding or any Subsidiary of Capital Funding) created after the Closing Date.

“Non-Consenting Lender” has the meaning set forth in Section 10.05(c).

“Non-Extension Notice Date” has the meaning set forth in Section 2.16(b).

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.09(a).

“Obligations” means all obligations of every nature of each Loan Party arising under the Loan Documents or otherwise owed by a Loan Party with respect to any Credit Extension including, without limitation, interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy, insolvency or debtor relief law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (it being understood that the Obligations shall continue to be Obligations of QSC for purposes of the Security and Pledge Agreement notwithstanding any substitution of QCII for QSC as the Borrower pursuant to Section 10.15).

“Optional Termination Date” has the meaning set forth in Section 2.14.

“Outside Date” means the date that falls 90 days after the later of the Revolver Maturity Date and the latest Term Maturity Date, if any.

“Outstanding Amount” means, without duplication, (i) with respect to Revolver Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Revolver Borrowings and prepayments of Revolver Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Outstanding UPO” means the unconditional purchase obligations of the Company and its Subsidiaries outstanding on the Closing Date.

“Pari Term Loans” has the meaning set forth in Section 2.15(d)

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 10.06(b).

“Payments Basket” means, on any date, the cumulative sum as of such date of (i) the net proceeds or amount of reductions in liabilities of the Company and its Subsidiaries of issuances after the Closing Date by the Company of common stock and preferred stock (other than Mandatorily Redeemable Equity) (including, without duplication, net proceeds and/or reduction in liabilities from Debt and Mandatorily Redeemable Equity converted to common stock of the Company when converted), (ii) the cumulative amount of consolidated net income (excluding the effects of (y) any non-cash losses as a result of impairment of goodwill as required by Statement of Financial Accounting Standards No. 142 and (z) any premiums paid in connection with the repurchase or retirement of Existing Debt ) of the Company for the period starting January 1, 2006 and ending on the last day of the fiscal quarter of the Company most recently ended on or prior to such date (calculated as a single accounting period) (but in any event, not less than zero pursuant to this clause (ii)) and (iii) $1,700,000,000.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pending Matters” means the matters that are specifically identified on Schedule 4.05.

“Permitted Investments” means investments in:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial lender organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of at least $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) in the case of any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Person is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P, A2 by Moody’s or A mid by Dominion Bond Rating Service Limited or carries an equivalent rating from a comparable foreign rating agency or (ii) investments of the type and maturity described in clauses (b) through (d) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

(f) any other Investments made in compliance with the Cash Management Investment Policy of the cash management group of the Company and its Subsidiaries with respect to cash investments, substantially as in effect on the Closing Date or as amended in any manner which does not materially increase the risk profile of the investments permitted thereunder taken as a whole.

“Permitted Payments” means, on any date, the sum of all Restricted Payments made in reliance on Section 5.10(iv) and investments made in reliance on Section 5.13(m).

“Permitted Purchase Money Debt” has the meaning set forth in Section 5.12(f).

“Permitted QSC Junior Lien Debt” has the meaning set forth in Section 5.12(e).

“Permitted Receivables Financing” means (A) any financing transaction in which (i) the Company or a Subsidiary transfers receivables and related assets to a Securitization Subsidiary in exchange for an equity interest or intercompany obligation of such Securitization Subsidiary or cash, so long as such transfers of such receivables and related assets are made on an arms-length basis and on terms reasonably standard for such transactions in the financial market and otherwise in accordance with the terms and conditions of this Agreement, (ii) such Securitization Subsidiary may but shall not be required to pledge its assets to secure advances from a third party, (iii) such third party advances amounts to such Securitization Subsidiary in anticipation of collection of the receivables held by such Securitization Subsidiary and (iv) any amounts collected in respect of such receivables in excess of the amount of advances to such Securitization Subsidiary from such third party are retained by such Securitization Subsidiary or distributed to the Company or a Subsidiary or (B) any other commerically reasonable receivables financing structure satisfactory to Administrative Agent; provided that the aggregate outstanding amount of advances in respect of receivables transferred to Securitization Subsidiaries shall not exceed $750,000,000.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Prime Rate” means the rate of interest publicly announced by Wachovia Bank, National Association from time to time as its Prime Rate.

“Pro Rata Share” means, with respect to each Revolver Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolver Commitment of such Revolver Lender at such time and the denominator of which is the amount of the Aggregate Revolver Commitments at such time; provided that if the commitment of each Revolver Lender to make Loans and the obligation of the Issuing Lender to make L/C Credit Extensions have been terminated pursuant to Section 6.01, then the Pro Rata Share of each Revolver Lender shall be determined based on the Pro Rata Share of such Revolver Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Revolver Lender is set forth opposite the name of such Revolver Lender on the Revolver Commitment Schedule or in the Assignment and Assumption pursuant to which such Revolver Lender becomes a party hereto, as applicable.

“Purchase Money Debt” means Debt of any Person incurred for the purpose of financing all or any part of the cost of the acquisition of any asset by such Person, so long as the proceeds of any such Debt are applied by such Person upon receipt thereof (and in any event within ten (10) Business Days after receipt thereof) to acquire such asset.

“Purchase Money Obligor” has the meaning set forth in Section 5.07(c).

“QCC” means Qwest Communications Corporation, a Delaware corporation, and its successors.

“QCII” means Qwest Communications International Inc., a Delaware corporation, and its successors.

“QCII Notes Issued 1998” means the “Existing 2008 Notes” (as defined in the 2002 Security and Pledge Agreement).

“QSC” means Qwest Services Corporation, a Colorado corporation, and its successors

“QSC Notes Indenture” means the indenture dated December 26, 2002 between QSC, the guarantors named therein and Bank One Trust Company, N.A., as Trustee.

“QSC Notes Issued 2002” means the notes issued by QSC pursuant to the QSC Notes Indenture.

“Qwest Entity” has the meaning set forth in Section 7.02.

“Required Lenders” means at any time the Lenders holding a majority of the Total Exposure.

“Required Revolver Lenders” means at any time the Revolver Lenders holding a majority of the Aggregate Revolver Commitments, if any Revolver Commitments are still in existence, or the Revolver Outstandings, if all the Revolver Commitments have been terminated.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, including without limitation pursuant to a “spin-off” or other distribution to equity holders generally) with respect to any Equity Interest of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest.

“Revolver Commitment” means, with respect to each Revolver Lender, the amount set forth opposite the name of such Lender on the Revolver Commitment Schedule attached hereto or in the applicable Assignment and Assumption Agreement, as such amount may be reduced from time to time pursuant to Section 2.08, 2.14 or 10.06(c) or increased from time to time pursuant to Section 2.15(a). For the avoidance of doubt, the term “Revolver Commitment” refers to the obligation of a Revolver Lender to make Revolver Loans and to participate in Letters of Credit and not to any obligation to make Term Loans, which is in addition to, and separate from, such Revolver Commitment.

“Revolver Credit Period” means the period from and including the Closing Date to but excluding the Revolver Maturity Date.

“Revolver Lenders” means each lender listed on the signature pages hereof, each lender executing a joinder agreement pursuant to Section 2.15(a), each Assignee which becomes a Revolver Lender pursuant to Section 10.06(c), and their respective successors.

“Revolver Loan” means a loan made or to be made by a Revolver Lender pursuant to Section 2.01(a).

“Revolver Maturity Date” means October 21, 2010, or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

“Revolver Outstandings” means, without duplication, the aggregate Outstanding Amount of all Revolver Loans and L/C Obligations.

“Securitization Subsidiary” means (i) any wholly-owned Subsidiary of the Company (other than QSC) or (ii) any special purpose trust, limited liability company, corporation or other entity in which neither the Company nor any Subsidiary has an equity interest, and the equity interest securities of which have nominal economic value, in each case, created solely for the purpose of engaging only in activities reasonably related to or in connection with a Permitted Receivables Financing and for which neither the Company nor any of its Subsidiaries provides credit support, and (iii) any multi-seller commercial paper conduit; provided, that any representations and warranties, covenants or arrangements (including the retention by the Company or a Subsidiary of subordinated interests in receivables or related assets) that are customarily permitted by rating agencies or accounting firms where the rating or accounting treatment depends on a legal opinion or conclusion that the receivables and related assets are isolated from the bankruptcy risk of the Company and its subsidiaries shall not be considered credit support for purposes of this definition of “Permitted Receivables Financing”.

“Security and Pledge Agreement” means the Security and Pledge Agreement, substantially in the form of Exhibit B, dated as of the Closing Date among QSC and the Collateral Agent, as amended from time to time.

“Significant Subsidiary” means any Subsidiary which would meet the definition of “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

“SPC” has the meaning set forth in Section 10.06(f).

“S&P” “ means Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.), and its successors.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

“Taxes” has the meaning set forth in Section 8.04(a).

“Term Lender” means each lender executing a Term Loan Addendum pursuant to Section 2.15(d), each Assignee which becomes a Term Lender pursuant to Section 10.06(c), and their respective successors.

“Term Loan” means a loan made or to be made by a Lender pursuant to Section 2.01(b).

“Term Loan Addendum” means a Term Loan Addendum substantially in the form of Exhibit C.

“Term Maturity Date” means, with respect to any Term Loan, the “Term Maturity Date” set forth in the Term Loan Addendum relating to such Term Loan.

“Term Outstandings” means, with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments of Term Loans on such date.

“Total Exposure” means, at any time, the sum of (i) the Aggregate Revolver Commitments, if any Revolver Commitments are still in existence, or the Revolver Outstandings, if all the Revolver Commitments have been terminated and (ii) the Term Outstandings.

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“Total Outstandings” means, at any time, the sum of the Revolver Outstandings and the Term Outstandings.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unreimbursed Amount” has the meaning specified in Section 2.16(c)(i).

“Unused Revolver Commitments” means on any day the amount, if any, by which the Aggregate Revolver Commitments exceed the Revolver Outstandings.

“2002 Security and Pledge Agreement” means the Security and Pledge Agreement dated December 26, 2002, between QSC and J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.), as Collateral Agent.

“2004 Security and Pledge Agreement” means the Security and Pledge Agreement dated as of February 5, 2004 between QSC and The Bank of New York (as successor to BNY Asset Solutions LLC), as Collateral Agent.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries or Corp. and its Consolidated Subsidiaries, as the case may be; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 5 or any other term or provision of this Agreement to eliminate the effect of any change in such generally accepted accounting principles (or any interpretation or application thereof by the Securities and Exchange Commission or the independent public accountants of the Company) from those used in the preparation of the most recent financial statements referred to in Section 4.04 or any change in, or imposition of any new, applicable laws, rules or regulations on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article 5 or any other term or provision of this Agreement for such purpose), then the Company, the Administrative Agent and the Lenders agree to negotiate in good faith to modify the provisions hereof to eliminate the effect of such change and compliance with such covenant or such term or provision shall be determined on the basis of generally accepted accounting principles (or the interpre-

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tation or application thereof) or any such laws, rules or regulations in effect in the United States immediately before the relevant change in generally accepted accounting principles (or interpretation or application thereof) or implementation of any such laws, rules or regulations became effective, until either such notice is withdrawn or such covenant or such term or provision is amended in a manner satisfactory to the Company and the Required Lenders.

Section 1.03. Types and Tranches of Borrowings of Loans. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Borrower or converted or continued, pursuant to Article 2 on a single date, all of which Loans are of the same type and tranche (subject to Article 8) and, except in the case of Domestic Loans, have the same Interest Period or initial Interest Period. Borrowings are classified for purposes of this Agreement and referred to by reference to the type (e.g., a “Euro-Dollar Borrowing” or a “Domestic Borrowing”) or tranche (e.g., a “Revolver Borrowing” or a “Term Borrowing”) of Loans comprising such Borrowing. Loans are classified for purposes of this Agreement and referred to by reference to type (e.g., a “Euro-Dollar Loan”) or by tranche (e.g., a “Revolver Loan”) or by type and tranche (e.g., a “Euro-Dollar Revolver Loan” or a “Domestic Revolver Loan”).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments to Lend.

(a) Revolver Loans. During the Revolver Credit Period each Revolver Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower from time to time in amounts such that such Lender’s Pro Rata Share of the Revolver Outstandings shall not exceed the amount of its Revolver Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $25,000,000 or any larger multiple of $5,000,000 (except that any such Borrowing may be in the maximum aggregate amount available in accordance with Section 3.03(c)) and shall be made from each Revolver Lender in accordance with its Pro Rata Share. Within the foregoing limits, the Borrower may borrow, repay, or to the extent permitted by Section 2.10, prepay Loans and reborrow at any time prior to the Revolver Maturity Date. The Revolver Commitments shall terminate at the close of business on the Revolver Maturity Date.

(b) Term Loans. Each Term Lender severally agrees, on the terms and conditions set forth in this Agreement and in the applicable Term Loan Addendum, to make Term Loans in the amounts and on the date set forth in such Term Loan Addendum to the Borrower.

Section 2.02. Notice of Borrowing. The Borrower shall give the Administrative Agent notice, substantially in the form of Exhibit F (a “Notice of Borrowing”), not later than 10:30 A.M. (New York City time) on (x) the date of each Domestic Borrowing, and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing; provided that if the Borrower wishes to request a Euro-Dollar Borrowing having an Interest Period twelve months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 A.M. four Euro-Dollar Business Days prior to the requested date of such Borrowing, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 A.M., three Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each Notice of Borrowing shall specify:

(i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(ii) the aggregate amount of Loans comprising such Borrowing and whether they are Revolver Loans or Term Loans,

(iii) whether the Loans comprising such Borrowing bear interest initially at the Base Rate or at a Euro-Dollar Rate, and

(iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Notice to Lenders; Funding of Loans.

(a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Revolver Lender or Term Lender, as applicable, of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 1:00 P.M. (New York City time) on the date of each Borrowing, each Lender shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 10.01. Unless any applicable condition specified in Article 3 has not been satisfied, as determined by the Administrative Agent in accordance with Article 3, the Administrative Agent will make the funds so received from the Lenders immediately available to the Borrower at the Administrative Agent’s aforesaid address.

(c) If any Lender makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan or L/C Borrowing from such Lender, such Lender shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed by the Borrower and the amount being repaid shall be made available by such Lender to the Administrative Agent as provided in subsection (b) of this Section, or remitted by the Borrower to the Administrative Agent as provided in Section 2.11, as the case may be.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (or, in the case of a Base Rate Borrowing, prior to Noon (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.03 and the Adminis-

trative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement. If the Borrower shall have repaid such corresponding amount of such Lender, such Lender shall reimburse the Borrower for any loss on account thereof incurred by the Borrower. Nothing contained in the foregoing shall be construed as relieving a Lender of its obligation to fund a Loan when required under the terms of this Agreement.

Section 2.04. Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to its obligations under the Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, type, tranche, amount and maturity of its Loans and payments with respect thereto.

Section 2.05. Maturity of Loans. Each Revolver Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Revolver Maturity Date. Each Term Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Term Maturity Date.

Section 2.06. Interest Rates.

(a) Each Domestic Revolver Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on the last day of each calendar quarter and, with respect to the principal amount of any Domestic Revolver Loan converted to a Euro-Dollar Loan, on each date a Domestic Revolver Loan is so converted. Any overdue principal of or interest on any Domestic Revolver Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Domestic Revolver Loans for such day.

(b) Each Euro-Dollar Revolver Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “Adjusted London Interbank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Interest Period means:

(i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period, or

(ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period, or

(iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Loan being made, continued or converted by Wachovia Bank, National Association, and with a term equivalent to such Interest Period, would be offered by Wachovia Bank, National Association’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 P.M. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five bil-

lion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(c) Any overdue principal of or interest on any Euro-Dollar Revolver Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the Applicable Margin plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the rate per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to Wachovia Bank, National Association are offered to Wachovia Bank, National Association, in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Domestic Revolver Loans for such day) and (ii) the sum of the Applicable Margin plus the Adjusted London Interbank Offered Rate applicable to such Loan at the date such payment was due.

(d) Each Term Loan shall bear interest on the outstanding principal amount thereof from the date such Term Loan is made until it becomes due at the rate or rates per annum provided in the Term Loan Addendum and such interest shall be payable on the dates set forth in the Term Loan Addendum.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.07. Commitment Fees.

(a) The Company shall pay to the Administrative Agent for the account of each Revolver Lender in accordance with its Pro Rata Share a commitment fee at a rate per annum equal to the Applicable Margin. Such commitment fee shall accrue from and including the Closing Date to but excluding the Revolver Maturity Date (or earlier date of termination of the Revolver Commitments in their entirety), on the actual daily amount of the Unused Revolver Commitments, and shall be payable quarterly in arrears on the last day of each calendar quarter and upon the date of termination of the Revolver Commitments in their entirety.

(b) The Company shall pay to the Administrative Agent for the account of each Term Lender such fees in such amounts and at such times as shall be set forth in the Term Loan Addendum.

Section 2.08. Termination or Reduction of Revolver Commitments; Scheduled Amortization of Term Loans.

(a) Optional Reductions. During the Revolver Credit Period, the Company may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Revolver Commitments at any time, if no Revolver Loans or L/C Obligations are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $25,000,000 or any larger multiple of $5,000,000, the Aggregate Revolver Commitments in excess of the Revolver Outstandings.

(b) Scheduled Amortization of Term Loans. The Borrower shall repay the Term Loans in accordance with the amortization schedule set forth in the applicable Term Loan Addendum.

Section 2.09. Method of Electing Interest Rates.

(a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8), as follows:

(i) if such Loans are Domestic Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Domestic Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least three Euro-Dollar Business Days (or, if the Borrower wishes to request an Interest Period of twelve months, four Euro-Dollar Business Days, subject to the notice and consent conditions set forth in Section 2.02) before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $25,000,000 or any larger multiple of $5,000,000.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Dollar Loans, such Loans shall be converted into Domestic Loans on the last day of the then current Interest Period applicable thereto.

Section 2.10. Prepayments.

(a) Subject in the case of any Euro-Dollar Loans to Section 2.12, the Borrower may, upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay the Group of Domestic Revolver Loans, or, upon three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Revolver Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $25,000,000 or any larger multiple of $5,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(b) Upon receipt of a notice of prepayment pursuant to this Section or the Term Loan Addendum, the Administrative Agent shall promptly notify each applicable Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower or the Company. Each such prepayment shall be applied to prepay ratably the Loans of the several Lenders included in the relevant Group or Borrowing.

(c) On the date of any reduction of Revolver Commitments, the Borrower shall repay such principal amount (together with accrued interest thereon) of outstanding Revolver Loans and/or Cash Collateralize outstanding Letters of Credit in an aggregate amount equal to the amount, if any, by which the Revolver Outstandings exceed the Aggregate Revolver Commitments as then reduced. Each prepayment of the Revolver Loans pursuant to Section 2.10(a) shall be applied to prepay ratably the Revolver Loans of all the Revolver Lenders, and shall be applied to prepay such Group or Groups of Loans as shall have been designated in the applicable notice (or, if no such designation shall have been made, as the Administrative Agent shall select in its discretion).

Section 2.11. General Provisions as to Payments.

(a) Except as otherwise expressly provided herein, the Borrower shall make each payment of principal of, and interest on, the Loans and each payment of Letter of Credit Fees and other fees and other amounts payable hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without off set or counterclaim, to the Administrative Agent at its address referred to in Section 10.01. The Administrative Agent will promptly distribute to each Lender and the Issuing Lender, as applicable, its ratable share of each such payment received by the Administrative Agent for the account of the Lenders or such Issuing Lender. Whenever any payment of principal of, or interest on, the Domestic Loans or of Letter of Credit Fees or other fees or other amounts payable hereunder shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due from the Borrower to the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender or the Issuing Lender on such due date an amount equal to the amount then due such Lender or the Issuing Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender or the Issuing Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender or the Issuing Lender together with interest thereon, for each day from the date such amount is distributed to such Lender or the Issuing Lender until the date such Lender or the Issuing Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.12. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a Domestic Loan (pursuant to Articles 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), or if the Borrower fails to borrow, convert, continue or prepay any Euro-Dollar Loans after notice has been given to any Lender in accordance with Sections 2.09 or 2.10(a), the Borrower shall reimburse each Lender within 15 days after written demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow or prepay, provided that such Lender shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. Any Lender requesting compensation pursuant to this Section 2.12 shall notify the Borrower of such request on or before the date that is three Euro-Dollar Business Days after the event giving rise to such request.

Section 2.13. Computation of Interest and Fees. Interest based on the Prime Rate and commitment fees hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14. Change of Control. If a Change of Control shall occur, the Borrower shall, within ten days after the occurrence thereof, give each Lender notice thereof, which notice shall describe in reasonable detail the facts and circumstances giving rise thereto and shall specify an Optional Termination Date for purposes of this Section (the “Optional Termination Date”), which date shall not be less than 30 nor more than 60 days after the date of such notice. Each Lender may, by notice to the Company and the Administrative Agent given not less than three Domestic Business Days prior to the Optional Termination Date, terminate its commitment (if any) to make Loans and to participate in additional L/C Credit Extensions, which shall thereupon be terminated, and declare the Loan held by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loan and such other amounts shall thereupon become, due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Borrower, in each case effective on the Optional Termination Date.

A “Change of Control” shall occur if any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than Philip F. Anschutz, Anschutz Company or any of their Affiliates, obtain ownership or control (whether in one transaction or one or more series of transactions) of more than 50% of the outstanding shares of common stock of the Company or of the shares of the Company entitled to vote on the election of members of the board of directors of the Company or if a change of control event with respect to the Company shall occur under any agreement or instrument evidencing any Material Debt.

Section 2.15. Increase in Revolver Commitments; New Term Tranche.

(a) Provided no Default has occurred and is continuing or would result therefrom, upon notice to the Administrative Agent (which shall promptly notify the Revolver Lenders), the Borrower may from time to time, request an increase in the Aggregate Revolver Commitments in a minimum amount equal to $50,000,000 and in an aggregate amount for all such requests not to exceed $400,000,000; provided that after giving effect to any such increase in the Aggregate Revolver Commitments, (y) the Aggregate Revolver Commitments shall not exceed $1,250,000,000 and (z) Total Exposure shall not exceed $2,500,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolver Lender is requested to respond (which shall in no event be less than ten Domestic Business Days from the date of delivery of such notice to the Revolver Lenders). Each Revolver Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolver Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Revolver Lender not responding within such time period shall be deemed to have declined to increase its Revolver Commitment. The Administrative Agent shall notify the Borrower and each Revolver Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(b) If the Aggregate Revolver Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower, the Issuing Lender and the Revolver Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Revolver Lender) signed by the chief financial officer, treasurer or assistant treasurer (or any such officer’s designee, designated in writing by such officer) of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (ii) in the case of the Company and the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 4 and the other Loan Documents are true and correct (or, with respect to any representation or warranty which is not qualified by materiality or material adverse effect, shall be true in all material respects) on and as of the Increase Effective Date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date and (B) no Default exists. The Borrower shall prepay any Revolver Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.12) to the extent necessary to keep the outstanding Revolver Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Revolver Commitments under this Section.

(c) This Section shall supersede any provisions in Sections 10.04 or 10.05 to the contrary.

(d) At any time during the Revolver Credit Period and from time to time, the Borrower may arrange for any one or more Lenders or other financial institutions (approved by the Administrative Agent, acting in its reasonable discretion) to provide Term Loans on the terms hereof, as supplemented by a Term Loan Addendum and/or pursuant to a separate credit agreement and other loan documentation (any term loans provided pursuant to any such separate loan documentation being “Pari Term Loans”); provided that (i) immediately after giving effect to the Term Borrowing in the aggregate principal amount permitted under the Term Loan Addendum or other loan documentation, the aggregate amount of Term Loans and Pari Term Loans made following the Closing Date shall not exceed $1,250,000,000; provided that, such permitted additional Term Loan amount may be further increased by an amount equal to the excess of $1,250,000,000 over the greater of (y) $850,000,000 and (z) the Aggregate Revolver Commitments then in effect (including after giving effect to any increase in the Revolver Commitments permitted under Sections 2.15(a) and (b)); provided further that after giving effect to any such increase in Term Loans, (y) Term Outstandings shall not exceed $1,650,000,000 and (z) Total Exposure shall not exceed $2,500,000,000; (ii) as of the date of the Term Loan Addendum or other loan documentation, the incurrence of the additional Debt in the form of Term Loans in the aggregate principal amount permitted under the Term Loan Addendum or Pari Term Loans under such other loan documentation and the Liens securing such Term Loans and Pari Term Loans under the Collateral Documents or such other loan documentation are permitted under each then outstanding indenture of the Company and its Subsidiaries; (iii) the Term Maturity Date (or the final maturity date of any Pari Term Loans) shall not be prior to the Revolver Maturity Date; (iv) if, pursuant to the Term Loan Addendum or other loan documentation any scheduled amortizations of the Term Loans or Pari Term Loans during a calendar year will exceed 1% of the Term Outstandings (or outstandings of Pari Term Loans, as applicable) in such year, such scheduled amortizations shall have been approved by the Administrative Agent and (v) any separate credit agreement or other loan documentation with respect to any Pari Term Loans shall not have prepayment events, covenants or events of default that are more restrictive than the corresponding provisions of this Agreement. Upon execution and delivery by the Company, the Borrower, the Administrative Agent and each Lender or other financial institution party thereto of the Term Loan Addendum each such Lender or other financial institution shall be a “Term Lender” for all purposes hereunder with all rights and obligations of a Term Lender hereunder and the Term Loans made pursuant to such Term Loan Addendum or other loan documentation shall be “Term Loans” for all purposes hereunder.

(e) No Lender shall have any obligation to provide any increased Revolver Commitment or to fund any Term Loan or Pari Term Loan pursuant to this Section 2.15, except as otherwise agreed in writing by such Lender.

Section 2.16. Letters of Credit.

(a) The Letter of Credit Revolver Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the Issuing Lender agrees, in reliance upon the agreements of the Revolver Lenders set forth in this Section 2.16, (1) from time to time on any Business Day during the Revolver Credit Period, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Revolver Outstandings shall not exceed the Aggregate Revolver Commitments, and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit (for the avoidance of doubt, for purposes of the foregoing clauses (x) and (y) the amount of any Letter of Credit which provides for automatic increases in the amount thereof shall be deemed to be its maximum amount after giving effect to all such increases). Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the Revolver Credit Period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The Issuing Lender shall not issue any Letter of Credit, if:

(A) subject to Section 2.16(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolver Lenders have approved such expiry date;

(B) the expiry date of such requested Letter of Credit would occur after the Revolver Maturity Date, unless all the Revolver Lenders have approved such expiry date; or

(C) such Letter of Credit is to be denominated in a currency other than Dollars.

(iii) The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender generally applicable to its issuances of letters of credit;

(C) except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) a default of any Revolver Lender’s obligations to fund under Section 2.16(c) exists or any Revolver Lender has failed to make its Revolving Loans available when required, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Revolver Lender to eliminate the Issuing Lender’s risk with respect to such Revolver Lender.

(iv) The Issuing Lender shall not amend any Letter of Credit if the Issuing Lender would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The Issuing Lender shall act on behalf of the Revolver Lenders with respect to any Letters of Credit issued by it, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 7 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it as fully as if the term “Administrative Agent” as used in Article 7 included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed. Such Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 11:00 A.M. (New York City time) at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may reasonably require. Additionally, the Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Lender or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received written notice from any Revolver Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 3 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolver Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Revolver Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Revolver Maturity Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.16(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing and which has not been rescinded) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolver Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolver Lender or the Borrower that one or more of the applicable conditions specified in Section 3.03 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 A.M. (New York City time) on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Revolver Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolver Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Domestic Revolver Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01(a) for the principal amount of Domestic Revolver Loans, but subject to the amount of the unutilized portion of the Aggregate Revolver Commitments and the conditions set forth in Section 3.03 (other than the delivery of a Notice of Borrowing). Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 2.16(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.16(c)(i) make funds available to the Administrative Agent for the account of the Issuing Lender to the Administrative Agent in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 P.M. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.16(c)(iii), each Revolver Lender that so makes funds available shall be deemed to have made a Domestic Revolver Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by Domestic Revolver Loans because the conditions set forth in Section 3.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to overdue principal of Domestic Revolver Loans. In such event, each Revolver Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.16(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolver Lender in satisfaction of its participation obligation under this Section 2.16.

(iv) Until each Revolver Lender funds its Domestic Revolver Loan or L/C Advance pursuant to this Section 2.16(c) to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Revolver Lender’s Pro Rata Share of such amount shall be solely for the account of the Issuing Lender.

(v) Each Lender’s obligation to make Domestic Revolver Loans or L/C Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.16(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolver Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolver Lender’s obligation to make Domestic Revolver Loans pursuant to this Section 2.16(c) is subject to the conditions set forth in Section 3.03 (other than delivery by the Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolver Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Revolver Lender pursuant to the foregoing provisions of this Section 2.16(c) by the time specified in Section 2.16(c)(ii), the Issuing Lender shall be entitled to recover from such Revolver Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation. A certificate of the Issuing Lender submitted to any Revolver Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Revolver Lender such Revolver Lender’s L/C Advance in respect of such payment in accordance with Section 2.16(c), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Revolver Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.16(c)(i) is required to be returned under any of the circumstances described in Section 10.13 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Revolver Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolver Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolver Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. Without limiting the rights of Borrower in Section 2.16(f), the obligation of the Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in con-

nection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy, insolvency or other debtor relief law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Lender. Each Revolver Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Revolver Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolver Lenders or the Required Revolver Lenders, as applicable; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, the Administrative Agent, any Revolving Lender or any of their respective Affiliates nor any correspondent, participant or assignee of the Issuing Lender or any Revolving Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.16(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing

Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s bad faith, willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Revolver Maturity Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Section 6.01 sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of Section 2.14, this Section 2.16 and Section 6.01, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Revolver Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 102% of the L/C Obligations being Cash Collateralized pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Revolver Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Revolver Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wachovia Bank, National Association.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolver Lender in accordance with its Pro Rata Share, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last day of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolver Maturity Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolver Lenders, while any Event of Default exists, overdue Obligations shall accrue at the rate applicable to overdue principal of Domestic Revolver Loans.

(j) Fronting Fee and Documentary and Processing Charges Payable to Issuing Lender. The Borrower shall pay directly to the Issuing Lender for its own account a fronting fee with respect to each Letter of Credit, at a rate per annum equal to 0.25% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last day of each calendar quarter in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Maturity Date and thereafter on demand. In addition, the Borrower shall pay directly to the Issuing Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

ARTICLE 3

CONDITIONS

Section 3.01. Closing. The closing hereunder shall occur upon receipt by the Administrative Agent (or its counsel) of the following (in the case of any document, dated the Closing Date unless otherwise indicated):

(a) duly executed counterparts hereof signed by each of the Borrower, the Guarantor, the Revolver Lenders and the Administrative Agent (or, in the case of any party as to which an executed counterpart shall not have been received, written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart hereof);

(b) a duly executed Note for the account of each Revolver Lender which has requested a Note on or before the Closing Date;

(c) (i) duly executed counterparts of the Security and Pledge Agreement and (ii) evidence satisfactory to the Administrative Agent that the Collateral and Guaranty Requirement shall have been satisfied;

(d) opinions of Louise Turilli, Deputy General Counsel and Vice President of the Company, Linklaters, special counsel to the Loan Parties, and Bob Connelly, Deputy General Counsel of the Company covering the matters set forth in Exhibit D-1, D-2 and D-3 hereto, respectively, and such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

(e) evidence satisfactory to the Administrative Agent of the payment of all fees and other amounts payable to the Administrative Agent for the account of the Lenders or the Administrative Agent on or prior to the Closing Date, including, to the extent invoiced, reimbursement of all out-of-pocket expenses (including, without limitation, legal fees and expenses) required to be reimbursed or paid by the Borrower or the Company hereunder;

(f) a certificate signed by the chief financial officer, treasurer or assistant treasurer (or any such officer’s designee, designated in writing by such officer) of the Company certifying (A) as to the facts specified in clauses (d) and (e) of Section 3.03 as of the Closing Date, and (B) that if Loans or L/C Obligations were outstanding the Company and Corp. would be in compliance with Section 5.06 as of June 30, 2005, calculated on a pro forma basis after giving effect to the incurrence or repayment of any Debt subsequent to June 30, 2005, and attaching a calculation on such basis of each of the ratios set forth in Section 5.06 as of such date;

(g) evidence satisfactory to the Administrative Agent that all commitments under the Existing Credit Agreement have been or concurrently with the Closing Date are being terminated, all loans outstanding thereunder have been repaid in full (together with accrued and unpaid interest thereon, any applicable breakage costs and accrued fees and expenses), all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released and the Company’s guarantee under the Existing Credit Agreement has been or concurrently with the Closing Date is being released; and

(h) all documents the Administrative Agent may reasonably request relating to the existence of the Company and its Subsidiaries, the corporate authority for and the validity of the Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall promptly notify the Company and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02. Condition to Term Loans. The obligation of any Term Lender to make a Term Loan under this Agreement shall be subject to the satisfaction of the following conditions:

(a) the Administrative Agent (or its counsel) shall have received counterparts of the applicable Term Loan Addendum signed by the Borrower and the Company and each of the Term Lenders listed on the signature pages thereof (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of facsimile or other written confirmation from such party that it has executed a counterpart thereof);

(b) the Administrative Agent shall have received such evidence (including such opinions of counsel to the Loan Parties) as it may reasonably request to confirm the Borrower’s due authorization of the transactions contemplated by the applicable Term

Loan Addendum and the validity and enforceability of the obligations of the Borrower and the Company resulting therefrom;

(c) immediately after such Term Loan is made, the limitation in Section 2.15(d)(i) shall have been complied with; and

(d) any other conditions set forth in the applicable Term Loan Addendum.

Section 3.03. All Credit Extensions. The obligation of any Lender to make a Loan and of the Issuing Lender to make any L/C Credit Extension on the occasion of any Credit Extension is subject to the satisfaction of the following conditions:

(a) the Closing Date shall have occurred on or prior to October 21, 2005;

(b) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 (or in the case of an L/C Credit Extension, receipt by the Issuing Lender and the Administrative Agent of the items required by Section 2.16);

(c) immediately before and after such Credit Extension, the Total Outstandings shall not exceed the Total Exposure;

(d) immediately before and after such Credit Extension, no Default (including under Section 5.07 or Section 5.12) shall have occurred and be continuing;

(e) the representations and warranties of the Loan Parties contained in the Loan Documents shall be true (or, with respect to any representation and warranty which is not qualified by materiality or material adverse effect, shall be true in all material respects) on and as of the date of such Credit Extension, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true (or, with respect to any such representation and warranty which is not qualified by materiality or material adverse effect, shall be true in all material respects) on and as of such earlier date; and

(f) if no Loans or L/C Obligations were outstanding as of the last day of the most recently ended fiscal quarter for which financial statements are required to have been delivered pursuant to Section 5.01, the Company and Corp. would have been in compliance with Section 5.06 had Loans or L/C Obligations been outstanding on such date.

Each Credit Extension hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Extension as to the satisfaction of the conditions specified in clauses (c), (d), (e) and (f) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties party to this Agreement represents and warrants that:

Section 4.01. Corporate Existence and Power. Each Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, qualifications, consents and approvals required to carry on its business as now conducted.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party are within such Person’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official except, with respect to the Security and Pledge Agreement and the transactions contemplated thereby, as set forth in the Collateral Documents, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of such Person or of any material agreement (including in any event the QSC Notes Indenture), judgment, injunction, order, decree or other instrument binding upon such Person or any Significant Subsidiary or result in the creation or imposition of any Lien on any material asset of such Person or any Significant Subsidiary (other than the Liens created by the Collateral Documents).

Section 4.03. Binding Effect. Each Loan Document (other than the Notes) constitutes a valid and binding agreement of each Loan Party thereto, and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.04. Financial Information.

(a) (i) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of each of December 31, 2003 and December 31, 2004 and the related consolidated statements of income and cash flows for each fiscal year ended December 31, 2002, December 31, 2003 and December 31, 2004, reported on by KPMG LLP and set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2004 and (ii) the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of June 30, 2005 and the related consolidated statements of income and cash flows for the portion of the Company’s fiscal year ended at the end of such quarter and set forth in the Company’s Form 10-Q for the quarter ended June 30, 2005, a copy of each of which has been made available to each of the Lenders, taken together, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date specified therein and their consolidated results of operations and cash flows for such period specified therein, subject, in the case of the financial statements described in clause (ii) of this Section 4.04(a), to changes resulting from audit and year-end adjustments and the absence of footnotes.

(b) (i) The consolidated balance sheet of Corp. as of each of December 31, 2003 and December 31, 2004 and the related consolidated statement of income and cash flows for each fiscal year ended December 31, 2002, December 31, 2003 and December 31, 2004, reported on by KPMG LLP and set forth in Corp.’s Form 10-K for the fiscal year ended December 31, 2004, and (ii) the consolidated balance sheet of Corp. as of June 30, 2005 and the related consolidated statements of income and cash flows for the portion of Corp.’s fiscal year then ended and set forth in Corp.’s Form 10-Q for the quarter ended June 30, 2005, a copy of each of which has been made available to each of the Lenders, taken together, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of Corp. and its Consolidated Subsidiaries as of the date specified therein and their consolidated results of operations for the period specified therein, subject, in the case of the financial statements described in clause (ii) of this Section 4.04(b), to changes resulting from audit and year-end adjustments and the absence of footnotes.

(c) Except as set forth in Schedule 4.05, since December 31, 2004, there has been no Material Adverse Change.

Section 4.05. Litigation. Except for the Pending Matters, to the knowledge of the Company there is no action, suit or proceeding pending, against the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would materially adversely affect the consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of any Loan Document.

Section 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except where failure to comply would not have a material adverse effect on the consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, in either case which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07. Environmental Matters.

(a) The operations of the Company and each of its Subsidiaries, to the best knowledge of Borrower, comply in all respects with all Environmental Laws except such non-compliance which would not (if enforced in accordance with applicable law) reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the financial po-

sition or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole.

(b) Except as specifically identified in Schedule 4.07, to the best knowledge of Borrower, the Company and each of its Subsidiaries have obtained all material licenses, permits, authorizations and registrations required under any Environmental Laws (“Environmental Permits”) necessary for their respective operations, and all such Environmental Permits are in good standing, and, to the best knowledge of Borrower, the Company and each of its Subsidiaries is in compliance with all material terms and conditions of such Environmental Permits.

(c) Except as specifically identified in Schedule 4.07, to the best knowledge of Borrower, there are neither any conditions or circumstances known to the Company which may give rise to any claims or liabilities respecting any Environmental Laws or Hazardous Substances arising from the operations of the Company or its Subsidiaries (including, without limitation, off-site liabilities), nor any additional costs of compliance with Environmental Laws, which collectively have an aggregate potential liability in excess of $50,000,000.

Section 4.08. Taxes. United States Federal income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1993. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except for taxes the amount, applicability or validity of which is being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

Section 4.09. Subsidiaries. Each of the Company’s corporate Significant Subsidiaries (including, but not limited to, QSC) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, qualifications, consents and approvals required to carry on its business as now conducted.

Section 4.10. Not an Investment Company. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11. Full Disclosure. All written information heretofore furnished by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with the Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished by any Loan Party to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified, in each case in light of the circumstances in which the same were made. Any projections or pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the applicable Loan Party to be reasonable at the time they were made, it being recognized that such projections are not to be viewed as facts and that actual results may differ and such differences may be material.

Section 4.12. Solvency. On the Closing Date, immediately after giving effect to the transactions contemplated herein (including without limitation or the application of the proceeds of any Loans made on the Closing Date) (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the properties of each Loan Party will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Closing Date.

ARTICLE 5

COVENANTS

The Company agrees that, so long as any Lender has any Revolver Commitment hereunder or any Loan or any other amount payable under any Loan Document remains unpaid:

Section 5.01. Information. The Company will deliver to the Administrative Agent for distribution to each of the Lenders:

(a) (i) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by KPMG LLP or other independent public accountants of nationally recognized standing, (ii) as soon as available and in any event within 90 days after the end of each fiscal year of Corp., a consolidated balance sheet of Corp. and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by KPMG LLP or other independent public accountants of nationally recognized standing, and (iii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower , an unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified (subject to the absence of footnotes) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer, the chief accounting officer treasurer or assistant treasurer (or any such officer’s designee, designated in writing by such officer) of the Company;

(b) (i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of income and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to changes resulting from audit, year-end adjustments and absence of footnotes) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer, chief accounting officer, treasurer or assistant treasurer (or any such officer’s designee, designated in writing by such officer) of the Company, (ii) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of Corp., a consolidated balance sheet of Corp. and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of Corp.’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of income and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of Corp.’s previous fiscal year, all certified (subject to changes resulting from audit, year-end adjustments and absence of footnotes) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer, the chief accounting officer, treasurer or assistant treasurer (or any such officer’s designee, designated in writing by such officer) of Corp., and (iii) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of income in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to changes resulting from audit, year-end adjustments and absence of footnotes) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer, the chief accounting officer treasurer or assistant treasurer (or any such officer’s designee, designated in writing by such officer) of the Company;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer, treasurer or assistant treasurer (or any such officer’s designee, designated in writing by such officer) or the chief accounting officer of the Company, (i) (x) in the case of financial statements of the Company, setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 5.06(a) (or, if no Loans or L/C Obligations were outstanding, setting forth in reasonable detail the calculation of the Company Consolidated Leverage Ratio), 5.07, 5.10, 5.12, and 5.13on the date of such financial statements and (y) in the case of financial statements of Corp., setting forth in reasonable detail the calculations required to establish whether Corp. was in compliance with the requirements of Section 5.06(b) (or, if no Loans or L/C Obligations were outstanding, setting forth in reasonable detail the calculation of the ratio described in Section 5.06(b)) on the date of such financial statements, and (ii) stating whether any Default exists on the date of such financial statements and, if any such Default exists, setting forth the details thereof and the action which the Company, Corp. or QSC, as applicable, is taking or proposes to take with respect thereto;

(d) within five Domestic Business Days after any officer of the Company or the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, the chief accounting officer, treasurer or assistant treasurer (or any such officer’s designee, designated in writing by such officer) of the Company or the Borrower setting forth the details thereof and the action which the Company or the Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents)which the Company shall have filed with the Securities and Exchange Commission;

(g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice, (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice, (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application, (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC, (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice, or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, in either case which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer, chief accounting officer, treasurer or assistant treasurer (or any such officer’s designee, designated in writing by such officer) of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take; and

(h) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries and the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to clauses 5.01(a), (b), (e), or (f) above shall be deemed to have been delivered on the date on which the Company provides notice to the Lenders that such information has been posted on the Company’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to clause 5.01(c) and (ii) the Company shall deliver paper copies of the information referred to in clauses 5.01(a), (b), (e), or (f) to any Lender which requests such delivery.

Section 5.02. Maintenance of Property; Insurance.

(a) The Company will keep, and will cause each other Loan Party and each Significant Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty damage excepted.

(b) The Company will maintain, and will cause each other Loan Party and each Significant Subsidiary to maintain (either in the name of the Borrower or in such Loan Party’s or Significant Subsidiary’s own name), with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; provided that, in lieu of any such insurance, the Company and any other Loan Party and any Significant Subsidiary may maintain a system or systems of self-insurance and reinsurance which will accord with sound practices of similarly situated corporations maintaining such systems and with respect to which the Company or such other Loan Party or such Significant Subsidiary will maintain adequate insurance reserves, all in accordance with generally accepted accounting principles and in accordance with sound insurance principles and practice.

Section 5.03. Maintenance of Existence. The Company will, and will cause each other Loan Party and each Significant Subsidiary to, preserve, renew and keep in full force and effect their respective corporate existence and their respective material rights, privileges, franchises and licenses necessary or desirable in the normal conduct of business.

Section 5.04. Compliance with Laws. The Company will comply, and will cause each other Loan Party and each Significant Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and for which adequate reserves in conformity with generally accepted accounting principles have been established.

Section 5.05. Inspection of Property, Books and Records. The Company will keep, and will cause each other Loan Party and each Significant Subsidiary to keep, proper books of record and account in accordance with generally accepted accounting principles in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each other Loan Party and each Significant Subsidiary to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

Section 5.06. Financial Covenants.

(a) Company Consolidated Leverage Ratio. The Company Consolidated Leverage Ratio as of the last day of each fiscal quarter when Loans or L/C Obligations are outstanding shall not be greater than 6.0:1.

(b) Corp. Consolidated Leverage Ratio. The ratio of Debt of Corp. and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each fiscal quarter of Corp. when Loans or L/C Obligations are outstanding, to Consolidated Corp. EBITDA, determined for the four consecutive fiscal quarters ending on such date, shall not be greater than 2.5:1.

Section 5.07. Negative Pledge. Neither the Company nor QSC will, and the Company will not permit any Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the Closing Date and listed in Schedule 5.07;

(b) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(c) any Lien on any asset of the Company or any of its Subsidiaries (other than QSC) (each, a “Purchase Money Obligor”) securing Permitted Purchase Money Debt incurred by such Purchase Money Obligor in connection with the purchase of such asset (but not any other Purchase Money Obligor) and permitted under Section 5.12(f); provided that such Lien attaches to such asset concurrently with or within 180 days after the incurrence of such Permitted Purchase Money Debt;

(d) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or a Subsidiary (to the extent any such merger or consolidation is permitted under Section 5.08(a)) and not created in contemplation of such event;

(e) any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary (to the extent such acquisition is permitted under this Agreement) and not created in contemplation of such acquisition;

(f) any Lien on assets or capital stock of Minor Subsidiaries which secures Debt of Persons which are not Consolidated Subsidiaries in which the Company or any of its Subsidiaries has made investments (“Joint Ventures”), but for the payment of which Debt no other recourse may be had to the Company or any Subsidiaries (“Limited Recourse Debt”), or any Lien on equity interests in a Joint Venture securing Limited Recourse Debt of such Joint Venture;

(g) any Lien (other than Liens on the Collateral) arising out of the refinancing, replacement, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Debt is not increased and is not secured by any additional assets and the refinancing, replacement, extension, renewal or refunding of any such Debt is permitted pursuant to Section 5.12;

(h) (x) Liens arising in the ordinary course of business which (i) do not secure Debt, (ii) do not secure any obligation in an amount exceeding $100,000,000 and (iii) do not in the aggregate materially detract from the value of the grantor’s assets or materially impair the use thereof in the operation of its business, and (y) Liens not described in clause (x) on cash and cash equivalents and securities (other than the Collateral) which Liens secure any obligation with respect to letters of credit or surety bonds, which obligation in each case does not exceed $100,000,000;

(i) (i) Liens (“Facility Liens”) on the Collateral pursuant to the Collateral Documents securing the Obligations, (ii) junior Liens on the Collateral securing the Existing Notes so long as the Liens described in this clause (ii) shall be junior and subordinated to the Facility Liens, as provided in the 2002 Security and Pledge Agreement (or on other terms and conditions reasonably approved by the Administrative Agent), (iii) Liens on (x) the Collateral securing Permitted QSC Junior Lien Debt, so long as such Liens are junior and subordinated to the Facility Liens (A) as provided in the 2002 Security and Pledge Agreement, with respect to any obligation designated as “Additional Pari Passu Secured Obligations” under (and as defined in) the 2002 Security and Pledge Agreement, (B) as provided in the 2004 Security and Pledge Agreement or (C) on other terms and conditions satisfactory to the Administrative Agent), (iv) Liens securing obligations in respect of (y) Pari Term Loans and (z) up to $150,000,000 face amount of letters of credit which are secured equally and ratably with the Facility Liens pursuant to the Security and Pledge Agreement (or other documentation satisfactory to the Administrative Agent), and (v) Liens on the Collateral securing Revolver Cash Management Obligations or Hedging Obligations (each as defined in the Security and Pledge Agreement) pursuant to the Security and Pledge Agreement (in each case, it being understood that monetary obligations under or related to any such Debt (but not constituting Debt) may be secured by Liens securing such related Debt pursuant to this subsection (i));

(j) Liens on any assets of any Subsidiary of the Company other than QSC or a Corp. Company;

(k) Liens (other than Liens on any Collateral) not otherwise permitted by and in addition to the foregoing clauses of this Section 5.07 securing Debt permitted under Section 5.12; and

(l) Liens on the Equity Interests and assets of any Securitization Subsidiary securing such Securitization Subsidiary’s obligations in respect of any Permitted Receivables Financing.

Notwithstanding the foregoing provisions of this Section 5.07, the Borrower shall not be required to comply with the foregoing provisions of this Section 5.07 at any time when there are no Loans or L/C Obligations outstanding (it being understood that the Borrower shall be required to be in compliance with this Section 5.07 on a pro forma basis for each Credit Extension).

Section 5.08. Consolidations, Mergers and Sales of Assets.

(a) No Loan Party or any of its Subsidiaries will merge or consolidate with or into any other Person; provided that (i) any Corp. Company may merge with or into any other Corp. Company, (ii) any Foreign Subsidiary may merge or consolidate with or into any other Foreign Subsidiary, and (iii) any Subsidiary (other than QSC or a Corp. Company) may merge into any other Subsidiary of the Company other than QSC or a Corp. Company; provided that, in the case of clause (i) and (ii), after giving effect to any such merger, no Default has occurred and is continuing.

(b) The Company will not sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that nothing in this subsection (b) shall be construed to prohibit the contribution to any single New Holding Company by the Company of the capital stock of QSC or any other direct Subsidiary of the Company. No Corp. Company will sell, lease or otherwise transfer, directly or indirectly, any of its assets to the Company or any of its Subsidiaries, other than to another Corp. Company.

(c) No Corp. Company shall consummate any Asset Sale if the aggregate fair market value of the assets disposed of in such disposition, together with the aggregate fair market value of all other assets disposed of in Asset Sales following the Closing Date would exceed 20% of Corp.’s consolidated tangible assets as of June 30, 2005, unless the Net Proceeds for any such Asset Sale in excess of such 20% threshold are (i) applied to permanently retire Debt owing by Corp. or to acquire within 365 days of such Asset Sale assets similar to the assets disposed of in such sale or other productive assets of the general type used in the business of a Corp. Company, (ii) held by Corp. in cash or Permitted Investments, or (iii) applied ratably (based on the percentage of such obligations to the sum of Total Exposure plus outstanding Pari Term Loans at such time), to permanently reduce the Revolver Commitments and repay the Term Loans and the Pari Term Loans, and make any other payments of Debt that may be required concurrently with such reduction and repayment.

(d) Notwithstanding clauses (b) and (c) above, the Company will retain ownership, directly or indirectly, of 100% of the capital stock and the voting power of QSC and QSC will retain ownership, directly, of 100% of the capital stock and the voting power of Corp.

Section 5.09. Use of Proceeds. The proceeds of the Revolver Loans made under this Agreement shall be used by the Borrower for general corporate purposes. None of the proceeds of the Revolver Loans shall be used for the purpose of paying Legal Matter Costs. None of the proceeds of any Loans shall be used, directly or indirectly, in violation of any applicable law or regulation, and no use of such proceeds will include any use for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

Section 5.10. Restricted Payments.

Neither the Company nor any of its Subsidiaries will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) any Subsidiary may declare and pay dividends with respect to its Equity Interests, (ii) the Company may make Restricted Payments pursuant to and in accordance with stock or other benefit plans for management or employees of the Company and its Subsidiaries, (iii) the Company may declare and pay stock dividends on its capital stock so long as the stock dividends (which may include options or warrants) are of the same class of capital stock, and (iv) the Company may make other Restricted Payments, so long as, in the case of this clause (iv), after giving effect to any such dividend on any date, the aggregate amount of Permitted Payments declared or paid by Company does not exceed the Payments Basket; provided that, in the case of clause (iv), immediately before and after giving effect to any such dividend, no Default has occurred and is continuing.

Section 5.11. Limitations on Restrictions Affecting Subsidiaries. Neither the Company nor any of its Subsidiaries will enter into, or suffer to exist, any agreement with any Person (other than (A) a written agreement with, or an agreement resulting from the application of a law, policy, rule or regulation by, a public utility commission or other governmental authority or (B) as required in accordance with customary practice in connection with a Permitted Receivables Financing) which prohibits or limits the ability of any Subsidiary to (i) pay dividends or make other distributions or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to the Company or any other Subsidiary, (iii) transfer any of its properties or assets to the Company or any other Subsidiary, (iv) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or on capital stock or equity interests issued by it, or (v) create, incur assume or suffer to exist any Debt; provided that the following shall be permitted: (1) agreements governing Debt as in effect on the Closing Date, and agreements which are no more restrictive in any material respect (or, in the case of any restriction on the incurrence of Debt or Liens, in any respect) than such agreements, (2) agreements granting Liens permitted under Section 5.07 containing restrictions on the ability to transfer or grant Liens on the assets subject to such Liens, (3) restrictions contained in agreements of any Person at the time such Person becomes a Subsidiary, which restrictions are applicable solely to such Person (including to Equity Interests in such Person), (4) customary restrictions contained in stock purchase agreements, asset sale agreements limiting the transfer of assets pending the closing of the sale and customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business, and (5) restrictions contained in the Loan Documents.

Section 5.12. Limitations on Debt. Neither the Company nor any Subsidiary will create, incur, assume or permit to exist any Debt, except:

(a) Debt created under the Loan Documents and Debt in respect of the Pari Term Loans;

(b) Existing Debt;

(c) Debt of the Company or any of its Subsidiaries which is not secured by a Lien on any Collateral so long as immediately after giving effect to the incurrence of such Debt and any substantially concurrent transactions, (i) no Default has occurred and is continuing and (ii) the Company and Corp. would be in pro forma compliance with each of the covenants set forth in Section 5.06 as of the last day of the most recently ended fiscal quarter of the Company and Corp. for which financial statements are available;

(d) Debt of Company or any of its Subsidiaries owed to Company or any of its Subsidiaries ; provided that, in the case of any such Debt owed to QSC if such Debt is evidenced by an Instrument, the Instrument shall have been delivered to the Collateral Agent in accordance with the Security and Pledge Agreement,;

(e) Debt of Company and its Subsidiaries secured by Liens on the Collateral, so long as either (A) (i) the Liens on the Collateral securing such Debt shall be junior and subordinated to the Facility Liens as provided in the 2004 Security and Pledge Agreement (or on other terms and conditions reasonably approved by the Administrative Agent), (ii) the aggregate principal and face amount of the Debt outstanding in reliance on this subsection (e), together with all Existing Debt that is secured by a Lien on the Collateral that is junior and subordinated to the Facility Liens, at any time shall not exceed the sum of (x) an amount equal to the amount of Existing Debt on the Closing Date that is secured by a Lien on the Collateral that is junior and subordinated to the Facility Liens plus (y) $5,000,000,000 (Debt outstanding in reliance on this Section 5.12(e)(A) being referred to as “Permitted QSC Junior Lien Debt”) (it being understood that if and when any such junior liens initially securing any such Permitted QSC Junior Lien Debt are released, the subordination provisions relating to such debt may terminate) and (iii) immediately after giving effect to the incurrence of any Permitted QSC Junior Lien Debt, the Company and Corp. would be pro forma compliance with each of the covenants set forth in Section 5.06 as of the last day of the most recently ended fiscal quarter of the Company and Corp. for which financial statements are available) or (B) such Liens secure obligations in respect of (y) Pari Term Loans and (z) letters of credit with an aggregate face amount not to exceed $150,000,000 and are created pursuant to the Security and Pledge Agreement (or other documentation satisfactory to the Administrative Agent);

(f) Purchase Money Debt secured by a Lien on the property acquired, constructed or improved of (i) the Company or any other Subsidiary of the Company (other than QSC and Corp. and its Subsidiaries) in an aggregate principal amount not in excess of $250,000,000 and (ii) Corp. and its Subsidiaries in an unlimited amount provided that after giving effect to the incurrence of any such Purchase Money Debt, the Company and Corp. would be in pro forma compliance with each of the covenants set forth in Section 5.06 as of the last day of the most recently ended fiscal quarter of the Company and Corp. for which financial statements are available (Debt outstanding in reliance on this Section 5.12(f) being referred to as “Permitted Purchase Money Debt”); and

(g) Debt of a Securitization Subsidiary in respect of Permitted Receivables Financing.

Notwithstanding the provisions set forth above, this Section 5.12 shall not apply at any time when there are no Loans or L/C Obligations outstanding (it being understood that the Borrower shall be required to be in compliance with this Section 5.12 on a pro forma basis for each Credit Extension).

Section 5.13. Limitations on Investments; Loans, Advances, Guarantees and Acquisitions. Neither the Company nor any Subsidiary will purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary before such merger) any Equity Interest in or evidence of indebtedness or other security (including any option, warrant or other right to acquire any of the foregoing) of, make, hold or permit to exist any loan or advance to, Guarantee any obligation of, or make, hold or permit to exist any investment or other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (any such transaction or event, an “investment”), except:

(a) Permitted Investments;

(b) investments existing on the Closing Date and listed in Schedule 5.13;

(c) investments by the Company and its Subsidiaries in Equity Interests in their respective Subsidiaries; provided that any such Equity Interest of Corp. shall be pledged pursuant to the Security and Pledge Agreement to the extent required thereunder;

(d) investments constituting Debt permitted by Section 5.12;

(e) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f) (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements, (ii) foreign exchange contracts, currency swap agreements, futures contracts, option contracts, synthetic caps or other similar agreements or arrangements, in each case designed to hedge against fluctuations in interest rates or currency values, respectively or (iii) collars, caps, spreads and other similar agreements or arrangements, in each case designed to hedge against the total cost and consideration for the conversion of equity linked Debt;

(g) investments received as consideration for an Asset Sale as permitted by Section 5.08;

(h) (x) investments constituting Guarantees by the Company or any of its Subsidiaries of performance obligations of the Company or any of its Subsidiaries;

(i) acquisition by Corp. of in-region wirelines as part of its capital expenditures program;

(j) investments in assets of any Person constituting a business unit or in Persons, provided that (i) immediately after giving effect to any such investment, no Default shall have occurred and is continuing and the Company and Corp. would have been in pro forma compliance with each of the covenants set forth in Section 5.06 as of the last day of the most recently ended fiscal quarter for which financial statements are available and (ii) the aggregate amount of investments made (net of any cash or asset return) in Joint Ventures and Persons which, as a result thereof, do not become wholly-owned Subsidiaries in reliance on this subsection (j) shall not exceed $4,000,000,000;

(k) any investment (or portion thereof) made with Equity Interests of the Company not constituting Mandatorily Redeemable Equity;

(l) investments contemplated by the definition of “Permitted Receivables Financing”; and

(m) any investments not otherwise permitted by any of the foregoing clauses, provided that the aggregate amount of Permitted Payments declared or paid does not exceed the Payments Basket.

Nothing contained in the foregoing is intended to restrict the Company and its Subsidiaries from purchasing any assets other than those expressly prohibited above or from making any capital expenditures.

Section 5.14. Further Assurances Regarding Collateral and Guaranty Requirement. Each Loan Party will execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guaranty Requirement to be and remain satisfied, all at the Borrower’s expense. The Company and the Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.15. Borrower a Holding Company. The Borrower shall not engage in any business activities other than those engaged in or substantially similar to those engaged in as of the Closing Date as an intermediate holding company of Subsidiaries, including, without limitation, treasury, accounting, financing, investment, cash management and overhead management for it and its Consolidated Subsidiaries, and activities reasonably related thereto or necessary or desirable to perform the obligations and agreements of the Borrower under the Loan Documents.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (each an “Event of Default”) shall have occurred and be continuing:

(a) any principal of any Loan shall not be paid when due, or any interest, any fees or any other amount payable hereunder shall not be paid within five days of the due date thereof;

(b) any Loan Party shall fail to observe or perform any covenant contained in Section 5.01(d) or Sections 5.06 to 5.13, inclusive;

(c) any Loan Party shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those covered by clause (a) or (b) above) for 30 days after the earlier of a senior officer’s knowledge of such failure or written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender;

(d) any representation, warranty, certification or statement made by any Loan Party in any Loan Document or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Company or any Subsidiary shall fail to make any payment or payments, in the aggregate in excess of $100,000,000, in respect of any Material Debt when due or within any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt;

(g) the Company or any Loan Party or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize or otherwise acquiesce in any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Company or any Loan Party or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Loan Party or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition specified in Section 4042(a) of ERISA shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $100,000,000;

(j) a judgment or order for the payment of money in excess of $100,000,000 (net of amounts covered by insurance or bonded) shall be rendered against the Company or any Subsidiary and such judgment or order shall be enforceable and shall continue unsatisfied, in effect and unstayed for a period of 60 days (or such longer period of time after which the judgment holder may cause the creation of Liens against or seizure of any property of the Company or such Subsidiary) (it being understood that in any event an administrative order of a public utility commission shall not constitute an “order” for purposes of this clause (j) so long as (x) no one is seeking to enforce such order in an action, suit or proceeding before a court and (y) reserves in the full amount of the cost of such order are maintained on the books of the Company and its Subsidiaries);

(k) the Guarantor shall repudiate in writing any of its obligations under Article 9 or any such obligation shall be unenforceable against the Guarantor in accordance with its terms, or the Company or any of its Subsidiaries shall so assert in writing; or

(l) any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by the Company or any of its Subsidiaries not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the Security and Pledge Agreement or (iii) as a result of the operation of Section 2(k) of the Security and Pledge Agreement, so long as the Borrower shall have complied with its obligations thereunder;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Revolver Lenders, by notice to the Company terminate the Revolver Commitments and the obligation of the Issuing Lender to make L/C Credit Extensions, and the Revolver Commitments and the obligation of the Issuing Lender to make L/C Credit Extensions shall thereupon terminate, and/or (ii) if requested by the Required Lenders, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Borrower and/or (iii) if requested by the Required Revolver Lenders, by notice to the Company require the Company to Cash Collateralize the Outstanding Amount of L/C Obligations; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Company or the Borrower, without any notice to the Company or the Borrower or any other act by the Administrative Agent or the Lenders, the Revolver Commitments and the obligation of the Issuing Lender to make L/C Credit Extensions shall thereupon automatically terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable and the Company shall be obligated to Cash Collateralize the Outstanding Amount of L/C Obligations without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action (including without limitation entering into the Security and Pledge Agreement) as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Administrative Agent and Affiliates. Wachovia Bank, National Association, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Company, the Borrower or any Subsidiary or Affiliate of the Company or the Borrower (each, a “Qwest Entity”) as though Wachovia Bank, National Association, were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wachovia Bank, National Association, or its Affiliates may receive information regarding any Qwest Entity (including information that may be subject to confidentiality obligations in favor of such Qwest Entity) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Wachovia Bank, National Association, shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Wachovia Bank, National Association in its individual capacity.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in the Loan Documents. The Administrative Agent shall not have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in any Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Company or the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Delegation of Duties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 7.06. Liability of Administrative Agent. Neither the Administrative Agent nor any Administrative Agent-Related Person shall be liable for any action taken or not taken by it in connection with any Loan Document (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. Neither the Administrative Agent nor any Administrative Agent-Related Person shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any Loan Party; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; (iv) the existence or sufficiency of the Collateral; or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. None of the Administrative Agent, its Affiliates and their respective directors, officers, agents and employees shall be under any obligation to any Lender or participant to inspect the properties, books or records of any Qwest Entity. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.07. Indemnification. Each Lender shall, ratably in accordance with its Revolver Commitment, indemnify the Administrative Agent, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Loan Parties) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with the Loan Documents or any action taken or omitted by such indemnitees thereunder. No action taken with the consent or at the request of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.

Section 7.08. Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Qwest Entity, shall be deemed to constitute any representation or warranty by the Administrative Agent or any other Person to any Lender as to any matter, including whether Administrative Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Qwest Entities, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Qwest Entities. Except for the notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Qwest Entities which may come into the possession of any Administrative Agent-Related Person.

Section 7.09. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent (with the consent of the Company, such consent not to be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (with the consent of the Company, such consent not to be unreasonably withheld), which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $400,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall at its election nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided above. The Administrative Agent, if it so elects, may resign as administrative agent but not collateral agent or vice versa, and if it so elects, then the provisions of this Section and the rest of this Article shall apply separately to each of those separate capacities of the Administrative Agent.

Section 7.10. Administrative Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

ARTICLE 8

CHANGES IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan:

(a) the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted London Interbank Offered Rate for such Interest Period, or

(b) in the case of Euro-Dollar Loans, Lenders having 50% or more of the aggregate amount of the Euro-Dollar Loans advise the Administrative Agent that the Adjusted London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to convert outstanding Loans into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Domestic Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Domestic Borrowing.

Section 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Domestic Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 8.03. Increased Cost and Reduced Return.

(a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) or the Issuing Lender under this Agreement or under its Loan or any Letter of Credit (or participation therein) with respect thereto, by an amount deemed by such Lender, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent) or the Issuing Lender, the Borrower shall pay to such Lender as the case may be, such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c) Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such bank. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 8.04. Taxes.

(a) Any and all payments by any Loan Party to or for the account of any Lender, the Issuing Lender or the Administrative Agent under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (x) in the case of each Lender, the Issuing Lender and the Administrative Agent, taxes imposed on its income or profits, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, the Issuing Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, (y) in the case of each Lender, taxes imposed on its income or profits, and franchise or similar taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, taxes that are imposed by any jurisdiction by reason of such Lender doing or having done business in such jurisdiction other than solely as a result of the Loan Documents or any transaction contemplated thereby, and (z) in the case of each Lender, the Issuing Lender and the Administrative Agent, any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender, the Issuing Lender or the Administrative Agent is organized or in which its Applicable Lending Office is located or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender, the Issuing Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Lender, the Issuing Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Person shall make such deductions, (iii) such Person shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) such Person shall furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made under any Loan Document or from the execution or delivery of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Each Loan Party agrees to indemnify each Lender, the Issuing Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Lender, the Issuing Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that the indemnification obligation under this Section 8.04(c) shall be only with respect to Taxes, Other Taxes and liabilities related to payments made by a Loan Party under any Loan Document. This indemnification shall be made within 15 days from the date such Lender, the Issuing Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof, on or prior to the date on which it becomes a Lender in the case of each other Lender, on or prior to the date on which any such Lender grants any participating interest pursuant to Section 10.06 or otherwise ceases to act for its own account with respect to any portion of any sums payable to it under this Agreement, and from time to time thereafter if requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide the Company with Internal Revenue Service form W-8BEN, W-8ECI and/or W-8IMY, as appropriate, or any successor form prescribed by the Internal Revenue Service (together with any form, documentation or information such Lender is required or chooses to transmit with any such forms), certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States and/or certifying as provided on Form W-8IMY. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 8.04(a) imposed by the United States.

(e) For any period with respect to which a Lender has failed to provide the Company with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(c) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f) If any Loan Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.04, then such Lender will change the jurisdiction of its Ap-

plicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

Section 8.05. Domestic Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Lender to make Euro-Dollar Loans to the Borrower has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a) all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans shall instead be Domestic Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders), and

(b) after each of its Euro-Dollar Loans has been repaid (or converted to a Domestic Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Domestic Loans instead.

If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Domestic Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

Section 8.06. Substitution of Lender. If (i) the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03, the Company shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Lenders) to purchase the Loans (by paying to such Lender the principal amount of such Loans, together with accrued interest thereon and any other amounts payable to such Lender hereunder) and assume the Revolver Commitment, Loans and other Obligations of such Lender.

ARTICLE 9

GUARANTY

Section 9.01. The Guaranty. The Guarantor hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the Guaranteed Obligations. Upon failure by the Borrower to pay or perform punctually any Guaranteed Obligation, the Guarantor shall forthwith on demand pay or perform such Guaranteed Obligation in the manner specified in the relevant Loan Document.

Section 9.02. Guaranty Unconditional. The obligations of the Guarantor hereunder shall be unconditional, irrevocable and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Loan Party under any Loan Document, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to any Loan Document;

(iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any other Loan Party under any Loan Document;

(iv) any change in the corporate existence, structure or ownership of any other Loan Party or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Loan Party or any of its assets or any resulting release or discharge of any obligation of any other Loan Party contained in any Loan Document;

(v) the existence of any claim, set-off or other rights which the Guarantor may have at any time against any other Loan Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against any other Loan Party for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by any other Loan Party of the principal of or interest on any Loan or any other amount payable by it under the Loan Document; or

(vii) any other act or omission to act or delay of any kind by any other Loan Party, the Administrative Agent, the Issuing Lender any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.

Section 9.03. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantor’s obligations hereunder shall remain in full force and effect until the Revolver Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Borrower under the Loan Documents shall have been paid in full and the Outstanding Amount of L/C Obligations shall have been reduced to zero. If at any time any payment of the principal of or interest on any Loan or L/C Obligation or any other amount payable by the Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 9.04. Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Loan Party or any other Person.

Section 9.05. Subrogation. The Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder to be subrogated to the rights of the payee against the Borrower with respect to such payment or against any direct or indirect security therefor, or otherwise to be reimbursed, indemnified or exonerated by or for the account of the Borrower in respect thereof until (i) the Revolver Commitments shall have terminated, (ii) all Loans and all other obligations under this Agreement and the other Loan Documents have been paid in full in cash and (iii) the Outstanding Amount of L/C Obligations shall have been reduced to zero.

Section 9.06. Stay of Acceleration. In the event that acceleration of the time for payment of any amount payable by the Borrower under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of any Loan Party, the Administrative Agent or the Issuing Lender, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified pursuant to this Section 10.01 and telephonic confirmation of receipt thereof is received, or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

Section 10.02. No Waivers. No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Loan Document shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.03. Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of the Loan Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender and each Lender, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify each Administrative Agent-Related Person, the Issuing Lender and each Lender, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each, an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of Loans hereunder; provided that (i) no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction and (ii) the Company shall not be liable for any settlement entered into by an Indemnitee without its consent (which shall not be unreasonably withheld).

(c) Each Indemnitee agrees to give the Company prompt written notice after it receives any notice of the commencement of any action, suit or proceeding for which such Indemnitee may wish to claim indemnification pursuant to subsection (b). The Company shall have the right, exercisable by giving written notice within fifteen Domestic Business Days after the receipt of notice from such Indemnitee of such commencement, to assume, at the Company’s expense, the defense of any such action, suit or proceeding; provided, that such Indemnitee shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be at such Indemnitee’s expense unless (1) the Company shall have agreed to pay such fees and expenses; (2) the Company shall have failed to assume the defense of such action, suit or proceeding or shall have failed to employ counsel reasonably satisfactory to such Indemnitee in any such action, suit or proceeding; or (3) such Indemnitee shall have been advised by independent counsel in writing (with a copy to the Company) that there may be one or more defenses available to such Indemnitee which are in conflict with those available to the Company (in which case, if such Indemnitee notifies the Company in writing that it elects to employ separate counsel at the Company’s expense, the Company shall be obligated to assume the expense, it being understood, however, that the Company shall not be liable for the fees or expenses of more than one separate firm of attorneys, which firm shall be designated in writing by such Indemnitee).

Section 10.04. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest and fees due with respect to any Loan or participation in L/C

Obligations held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Loan or participation in L/C Obligations held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and participations in Letters of Credit held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal, interest and fees with respect to the Loans and participations in Letters of Credit held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or L/C Obligation, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 10.05. Amendments and Waivers.

(a) Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company, the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by each affected Lender, (i) increase the Revolver Commitment of any Lender or subject any Lender to any additional obligation (it being understood that an increase pursuant to Section 8.06 or 10.06 shall not constitute an amendment or waiver for this purpose), (ii) reduce the principal of or rate of interest on any Loan, L/C Borrowing or any Letter of Credit Fees or other fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan, L/C Borrowing or any Letter of Credit Fees or other fees hereunder or for any reduction or termination of any Revolver Commitment and (iv) except as contemplated by Section 10.15, amend or waive the provisions of Article 9; and provided further that

(i) no such amendment or waiver shall, unless signed by all the Lenders, change the percentage of the Total Exposure, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement;

(ii) no such amendment or waiver shall, unless signed by the Required Revolver Lenders, alter any condition to a Credit Extension under the Revolver Commitments as set forth in Section 3.03 or change the percentage of the Revolver Commitments or Required Revolver Lenders which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement;

(iii) any waiver, amendment or modification of this Agreement that by its terms expressly modifies the rights or duties under this Agreement of the Lenders of any tranche but not the Lenders of any other tranche may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in inter-

est of the Lenders of the affected tranche that would be required to consent thereto under this Section if the Lenders of such tranche were the only Lenders hereunder at the time;

(iv) no such amendment or waiver shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

(v) no such amendment or waiver shall, unless in writing and signed by each Revolver Lender, extend the expiration date of any Letter of Credit beyond the Revolver Maturity Date; and

(vi) no such amendment or waiver shall, unless consented to by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Issuer Document relating to any Letter of Credit issued by it.

For avoidance of doubt, neither the increase of Revolver Commitments pursuant to Section 2.15(a) nor the addition of Term Loans or Pari Term Loans pursuant to Section 2.15(b) shall require the consent or agreement of any Lender other than the financial institutions agreeing to provide such additional Revolver Commitments or Term Loans.

(b) Any provision of any Collateral Document may be amended or waived if, but only if, such amendment or waiver is entered into in accordance with the terms thereof.

(c) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of any Lender, the consent of the Required Lenders is obtained but the consent of any Lender whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 10.05 being referred to as a “Non-Consenting Lender”), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender at the Company’s request, an Eligible Assignee reasonably acceptable to the Administrative Agent that has consented to such amendment, modification, waiver or termination shall have the right (but not the obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Company’s request, sell and assign to such Eligible Assignee, all of the Revolver Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all such Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect to the Revolver Commitments, Loans and participations in Letters of Credit of such Non-Consenting Lender; provided, however, that such purchase and sale shall be recorded in the register maintained by the Administrative Agent and not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Company whereby such Eligible Assignee shall agree to be bound by the terms hereof together with the $3,500 assignment fee to the extent such fee is required to be paid by Section 10.06 and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect to the Revolver Commitments, Loans and participations in Letters of Credit of such Non-Consenting Lender and all other amounts then due and owing through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall promptly execute and deliver to the

Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of the Non-Consenting Lender’s Loans) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall nonetheless be recorded in the register maintained by the Administrative Agent.

Section 10.06. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (except to the extent otherwise provided in Section 10.15) no Loan Party may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

(b) Any Lender may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Revolver Commitment or any or all of its Loans and participations in L/C Obligations. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Loan Parties and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Loan Parties hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of the first proviso to Section 10.05(a) or clause (v) of the second proviso to Section 10.05(a) without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement and subject to subsection (e) below, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below but which is consented to in accordance with this subsection (b) shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Lender may at any time assign to one or more banks or other institutions (each an “Assignee”) all or any portion of its rights and obligations under this Agreement and any Loans and participations in L/C Obligations, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit E hereto executed by such Assignee and such transferor Lender, with (and subject to) the consent of the Company and the Administrative Agent (and, if a Revolver Commitment is being assigned, the Issuing Lender), which consents shall not be unreasonably withheld or delayed (it being understood that it shall not be unreasonable for the Company to withhold its consent to an assignment of a Revolver Commitment, Revolver Loans or participations in L/C Obligations to a hedge fund); provided that (i) if an Assignee is a Lender Affiliate or is another Lender, no such consent shall be required; (ii) any assignment of a Revolver Commitment, Revolver Loan or participations in L/C Obligations shall be in a minimum amount of $5,000,000 (or shall be an as-

signment of all of the assignor’s Revolver Commitment, Revolver Loans and participations in L/C Obligations; (iii) any assignment of Term Loans shall be in a minimum amount of $1,000,000 (or shall be an assignment of all of the assignor’s Term Loans); and (iv) any consent of the Company otherwise required under this subsection shall not be required if an Event of Default has occurred and is continuing. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Revolver Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its Loans and participations in L/C Obligations to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Lender; provided that no such pledge or assignment shall release the transferor Lender from its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and participations in L/C Obligations and any Note or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 10.06(d) concerning assignments.

(e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make hereunder, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Revolver Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.06, any SPC may (i) with notice to, but without the prior written consent of, the Company or the Administrative Agent and without paying any processing fee therefor, assign all or portion of its interests in any Loans to its Granting Lender or to any financial institutions (if consented to by the Company and the Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

(g) Notwithstanding anything to the contrary contained herein, if at any time Wachovia Bank, National Association assigns all of its Revolver Commitment and Loans pursuant to subsection (c) above, Wachovia Bank, National Association may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender. In the event of any such resignation as Issuing Lender, the Borrower shall be entitled to appoint from among the Lenders, subject to acceptance of such appointment by such Lender, a successor Issuing Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wachovia Bank, National Association as Issuing Lender. If Wachovia Bank, National Association resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to make Domestic Revolver Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.16(c)). Upon the appointment of a successor Issuing Lender and acceptance of such appointment by such Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, and (b) the successor Issuing Lender shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wachovia Bank, National Association to effectively assume the obligations of Wachovia Bank, National Association with respect to such Letters of Credit.

Section 10.07. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Loan Party party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to the Loan

Documents or the transactions contemplated thereby, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 10.08. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.09. WAIVER OF JURY TRIAL. EACH OF THE LOAN PARTIES PARTY HERETO, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 10.10. Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to use its reasonable best efforts to keep confidential any information delivered or made available by or on behalf of the Loan Parties to it (including without limitation any information obtained through any financial advisor); provided that nothing herein shall prevent the Administrative Agent, the Issuing Lender or any Lender from disclosing such information (i) to the Administrative Agent, the Issuing Lender or any other Lender in connection with the transactions contemplated hereby, (ii) to its officers, directors, employees, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (v) which has been publicly disclosed (by a Person other than such Administrative Agent, the Issuing Lender or Lender), (vi) which has been obtained from any Person other than the Company and its Subsidiaries, provided that such Person is not (x) known to it to be bound by a confidentiality agreement with the Company or its Subsidiaries or any other obligation not to disclose or (y) known to it to be otherwise prohibited from transmitting the information to it by a contractual, legal or fiduciary obligation, (vii) in connection with the exercise of any remedy under the Loan Documents, or (viii) to any actual or proposed participant or assignee of all or any of its rights hereunder, or to any actual or proposed counterparty to any swap, hedge or similar account relating to the Loans which, in each case, has agreed in writing to be bound by the provisions of this Section. No party to this Agreement intends to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation section 1.6011-4).

Section 10.11. No Reliance on Margin Stock. Each Lender represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 10.12. Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Co-Documentation Agents. No Person identified on the cover page of this Agreement as a co-lead arranger, joint bookrunner, syndication agent or co-documentation agent shall have any right, power, obligation, liability, responsibility or duty under the Loan Documents in such capacity.

Section 10.13. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Issuing Lender or any Lender, or the Administrative Agent, the Issuing Lender or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or other similar law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 10.14. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

Section 10.15. Substitution of the Company as the Borrower. In the event that either (a) S&P and Moody’s have confirmed to the satisfaction of the Administrative Agent that, after giving effect to a substitution of the Company for QSC as the Borrower and the release of QSC as the Borrower under this Agreement, the Debt Ratings will be both BBB-(stable) or greater by S&P and Baa3(stable) or greater by Moody’s, or (b) each of the following conditions are met:

(i) QSC shall have no Debt outstanding other than (w) the Obligations, (x) guarantees of Debt of the Company that are subordinated to the Obligations (and which may be secured by Liens on the Collateral ranking junior to the Liens securing the Obligations), (y) unsecured guarantees of Debt of the Company and (z) other unsecured funded Debt in existence at the time of substitution of the Company as Borrower (and not created in contemplation thereof) in an amount not to exceed $100,000,000;

(ii) QSC shall have unconditionally guaranteed the obligations of the Company on the same terms as set forth in Article 9 and shall have taken all actions as may be reasonably required by the Administrative Agent to preserve and protect the perfection and priority of the Facility Liens on the Collateral;

(iii) all other guarantees by any Person of Debt of the Company shall be unsecured or subordinated (with junior Liens to the extent secured);

(iv) the Company shall have provided the Administrative Agent at least 30 days prior notice of such change and the Administrative Agent shall not have notified the Borrower that it has determined that the change in Borrower would adversely affect the security or ranking of the Obligations; and

(v) no Default shall be in existence or occur as a result thereof and the Administrative Agent shall have received a signed certificate of an authorized officer of the Company to such effect,

then, upon the execution of a supplement to this Agreement by the Company and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent whereby the Company expressly assumes the Obligations of QSC as “Borrower” under this Agreement, the Issuer Documents and the Notes and the delivery to the Administrative Agent of an opinion of outside counsel to the Company covering such customary matters in connection therewith as may be reasonably requested by the Administrative Agent, then the Company shall be substituted for QSC as the “Borrower” under this Agreement (and, in the case of clause (a), QSC shall only be liable for the Obligations pursuant to its pledge of the Collateral to secure the Obligations pursuant to the Security and Pledge Agreement and, in the case of clause (b), QSC shall only be liable for the Obligations pursuant to the documents contemplated by clause (b)(ii) above). In the case of a substitution of the Company for QSC in reliance on clause (b), from and after the date of such substitution and notwithstanding anything in Article 5 to the contrary, QSC shall not have any Debt other than Debt specified in clause (b)(i) above.

Following any substitution for the Company for QSC as the Borrower pursuant to the provisions set forth in the preceding paragraph, the Company, QSC (if applicable) and the Administrative Agent may, without the consent of any Lender, make such technical amendments to this Agreement and the other Loan Documents as shall be necessary to give effect to the intent of this Section 10.15 and as are not otherwise adverse to the Lenders in any material respect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

QWEST SERVICES CORPORATION

By:
Name Title:

1801 California Street Denver, CO 80202 Attn: Chief Financial Officer Fax: (303) 296-4920 with a copy to 1801 California Street Denver, CO 80202 Attn: General Counsel Fax: (303) 296-5974

QWEST COMMUNICATIONS INTERNATIONAL INC.

By:
Name Title:

1801 California Street

Denver, CO 80202

Attn: Chief Financial Officer

Fax: (303) 296-4920

with a copy to

1801 California Street

Denver, CO 80202

Attn: General Counsel

Fax: (303) 296-5974

website: www.qwest.com

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WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and Issuing Lender

By:
Name Title:

Wachovia Bank, National Association

Charlotte Plaza, CP-8

201 South College Street

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Telephone No.: (704) 374-2698

Telecopy No.: (704) 383-0288

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name Title:

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